UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934


                            CORNELL CORRECTIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   219141108
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                 GEORGE H. HOWARD, III, DILLON, READ & CO. INC.,
              535 MADISON AVENUE, NEW YORK, NY 10022 (212) 906-7324
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                January 17, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |X|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     2      of    88    Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
----------------------------------------------------------------- --------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Holding Inc.
          I.R.S. No. 13-3634771
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER
        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,191,864
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,191,864
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Holding Inc. disclaims beneficial ownership of 1,191,864 shares attributed to it through its ownership of Dillon, Read Inc.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 2 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     3      of     88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read Inc.
          I.R.S. No. 13-3404336
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,191,864
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,191,864
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          Dillon, Read Inc. disclaims beneficial ownership of 1,191,864 shares attributed to it through its ownership of Dillon, Read and Co. Inc..
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          HC
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 3 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     4      of    88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dillon, Read & Co. Inc.
          I.R.S. No. 13-1939216
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          N/A
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Connecticut
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        1,191,864
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       1,191,864
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          The reporting person reports 1,191,864 shares held for managed accounts and the reporting person disclaims beneficial ownership of such shares.
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          17.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          BD
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 4 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     5      of    88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners, L.P.
          I.R.S. No. 13-3103279
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        19,114
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       19,114
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          19,114

-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .3%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 5 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     6      of    88   Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners II, L.P.
          I.R.S. No. 13-3421365
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                             |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        646,994
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       646,994
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          646,994
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.6%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 6 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     7      of    88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Concord Partners Japan Limited
          I.R.S. No. 22-3012759
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        127,839
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       127,839
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          127,839
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.9%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 7 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     8      of    88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners III, L.P.
          I.R.S. No. 13-3577723
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        60,249
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       60,249
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          60,249
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .9%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 8 of 88 Pages

                                  SCHEDULE 13D

----------------------------------    ----------------------------------------
CUSIP No. 219141108                     Page     9      of    88     Pages
          -----------                         -------       --------
----------------------------------    ----------------------------------------
-------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lexington Partners IV, L.P.
          I.R.S. No. 13-3665818
-------------------------------------------------------------------------------
2         CHECK THE APPROXIMATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                      (b) |_|
          N/A
-------------------------------------------------------------------------------
3         SEC USE ONLY

-------------------------------------------------------------------------------
4         SOURCE OF FUNDS*

          WC
-------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                              |_|

          N/A
-------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-------------------------------------------------------------------------------
                             7         SOLE VOTING POWER

        NUMBER OF                      None
          SHARES          ----------------------------------------------------
       BENEFICIALLY          8         SHARED VOTING POWER
         OWNED BY
           EACH                        2,435
        REPORTING         ----------------------------------------------------
       PERSON WITH           9         SOLE DISPOSITIVE POWER

                                       None
                          ----------------------------------------------------
                             10        SHARED DISPOSITIVE POWER

                                       2,435
-------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,435
-------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
          SHARES*                                                         |_|

          N/A
-------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .03%
-------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                               Page 9 of 88 Pages

Item 1.  Security and Issuer

          This Schedule 13D relates to the common stock (the "Common Stock") of Cornell Corrections, Inc. (the "Company"), whose principal executive offices are located at 4801 Woodway, Suite 400W, Houston, Texas 77056.

Item 2.  Identity and Background

          This statement is filed by each of the following persons: (i) Dillon, Read Holding Inc. ("DR Holding"); (ii) Dillon, Read Inc. ("DRI");
(iii) Dillon, Read & Co. Inc. ("Dillon Read"); (iv) Concord Partners, L.P. ("Concord"); (v) Concord Partners II, L.P. ("Concord II"); (vi) Concord Partners Japan Limited ("Concord Japan"); (vii) Lexington Partners III,
L.P. ("Lexington III"); and (viii) Lexington Partners IV, L.P. ("Lexington IV"), which are sometimes referred to collectively herein as the "Reporting Persons." Concord, Concord II, Concord Japan, Lexington III and Lexington IV are sometimes referred to collectively herein as the "Funds."

          DR Holding is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The principal business of DR Holding is the ownership of all of the outstanding shares of common stock of DRI.

          DRI, a wholly owned subsidiary of DR Holding, is a corporation organized under the laws of the State of Delaware, whose principal office and business address is c/o Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. Dillon Read, a wholly owned subsidiary of DRI, is a corporation organized under the laws of the State of Connecticut, whose principal office and business address is 535 Madison Avenue, New York, New York 10022. The principal business of DRI is the ownership of all of the outstanding shares of common stock of Dillon Read, whose principal business is investment banking and securities brokerage and trading.

          Concord, a limited partnership organized under the laws of the State of New York, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. Concord II, a limited partnership organized under the laws of the State of Delaware, has its principal office and business address at 535 Madison Avenue, New York, New York 10022. The principal business of each of Concord and Concord II is investing in venture capital transactions.

          Concord Japan is a corporation organized under the laws of the Bahamas, whose principal office and business address is c/o RoyWest Trust Corporation (Bahamas) Limited, West Bay Street, Nassau, Bahamas. The principal business of Concord Japan is investing in venture capital transactions.

            Lexington III, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022. Lexington IV, a limited partnership organized on behalf of certain officers of Dillon Read to invest in securities issued in transactions in which Dillon Read is involved, was formed under the laws of the State of Delaware and has its principal office and business address at 535 Madison Avenue, New York, New York 10022.

          The partnership agreement with respect to Concord provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of the partnership shall be vested exclusively in its general partner, which is Venture Associates. Venture Associates is a limited partnership organized for the purpose of being the general partner of Concord. Pursuant to the Concord partnership agreement, Venture Associates may delegate its authority to manage Concord to another party. Dillon Read has been appointed manager of Concord by Venture Aassociates, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord. The partnership agreement with respect to Concord II provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securiites) of the partnership shall be vested exclusively in its general partner, which is Venture Associates II, L.P. ("Venture
Associates II"). Venture Associates II is a limited partnership organized for the purpose of being the general partner of Concord II. Pursuant to the Concord II partnership agreement, Venture Associates II may delegate its authority to manage Concord II to another party. Dillon Read has been appointed manager of Concord II by Venture Associates II, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord II.

            The partnership agreement with respect to Lexington III provides that the management, operation and investment policy (which includes the right to vote or power to direct the disposition of securities) of Lexington III shall be vested exclusively in its general partner, which is Dillon Read. The partnership agreement with respect to Lexington IV provides that the management, operation and investment policy (which includes the right to vote and power to direct the disposition of securities) of Lexington IV shall be vested exclusively in its general partner, which is DRMC Inc. DRMC Inc. is wholly owned by DRI, and as such, DRI may have the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Lexington IV.

          Pursuant to a management agreement, Dillon Read has been appointed manager of Concord Japan, and as such, has the power to vote and the power to dispose of the securities reported in this Schedule 13D as being owned by Concord Japan.

          The names, addresses, citizenships and principal occupations or employments of the respective directors and executive officers of DR Holding, DRI and Dillon Read are set forth in Exhibits A, B and C, respectively, attached hereto, which are incorporated herein by reference. The names, addresses, citizenships and principal occupations or employments of the directors and executive officers of Concord Japan are set forth in Exhibit D, attached hereto, which is incorporated herein by reference.

            Except as set forth in Exhibits A, B, C and D hereto and in the following paragraph, none of the Reporting Persons, nor, to the best knowledge of any of the Reporting Persons, any other person identified pursuant to this Item 2, within the last five years was (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violations of such laws.

            On January 16, 1992, Dillon Read (along with 97 other securities firms), without admitting or denying any findings, consented to the entry of an Order in settlement of an SEC Administrative Proceeding (File No. 3-7646) entitled In the Matter of the Distribution of Securities Issued by Certain Government Sponsored Enterprises ("GSE"). The Order stated the SEC's findings that Dillon Read made and kept certain records that did not accurately reflect
Dillon Read's customers' orders for certain GSE securities in violation of Section 17(a) (and Rules 17a-3 and 17a-4 thereunder). The Order further provided that Dillon Read shall cease and desist from any violation in the future, pay a penalty of $100,000, and maintain policies and procedures reasonably designed to ensure future compliance with the provisions of Section 17(a) and Rules 17a-3 and 17a-4 thereunder.

Item 3.  Source and Amount of Funds or Other Consideration

          The Reporting Persons invested in the Company at the following times: in February 1991, Concord, Concord II and Concord Japan purchased Common Stock; in May 1991, Dillon Read, as agent, and Lexington III purchased Common Stock; in September 1991, Concord, Concord II and Concord Japan purchased Common Stock; in November 1991, Concord, Concord II and Concord Japan purchased Common Stock; in November 1993, Dillon Read, as agent, Concord II, Concord Japan, Lexington III and Lexington IV purchased Common Stock; in March 1994, Dillon Read, as agent, Concord II, Lexington III and Lexington IV purchased Common Stock; and in July 1996, Dillon Read, as agent, Concord II, Concord Japan and Lexington IV purchased Common Stock.

          Options to purchase shares of Class B Common Stock were granted to Dillon Read, as agent, and the Funds on November 1, 1995. As of October 3, 1996, the date of the Company's initial public offering, all shares of Class B Common Stock were reclassified into shares of Common Stock of the Company.

          With respect to the investments made by each of the Funds in the Company, Concord, Concord II, Concord Japan, Lexington III and Lexington IV purchased the shares of the Company purchased by it with partnership funds made available to it pursuant to a capital call from its limited partners. As set forth under Items 5 and 6 below, 335,233 shares of Common Stock (including 31,618 options) owned of record by Dillon Read (the "Agency Shares") are held by it as agent for certain managing directors, former managing directors, officers and former officers of Dillon Read listed on Exhibit E, attached hereto and incorporated herein by reference, under powers of attorney pursuant to which Dillon Read has been granted sole voting power and sole investment power with respect to such securities. The source and the aggregate amount of funds used to purchase the Common Stock by each of the persons listed on Exhibit E hereto is set forth in Exhibit E hereto. The table below sets forth the aggregate amount of funds used in making the purchases of the Common Stock by each of the Funds and Dillon Read, as agent.


                                 Common Stock
                                 Originally            Total Price of
Purchaser                        Purchased(1)           Common Stock
---------                        ------------          --------------

Concord                           168,000              $  168,000.00
Concord II                        586,354               2,120,459.83
Concord Japan                     115,857                 388,734.26
Lexington III                      54,095                  70,000.65
Lexington IV                        2,260                   9,541.14
Dillon Read                       303,615                 652,999.99


Item 4.  Purpose of Transaction

          All of the shares of Common Stock were acquired by the Reporting Persons in transactions originally involving investments by the Reporting Persons in the Company, as more fully described in Item 3 of this Schedule 13D.

          The Funds acquired the Common Stock owned of record by them in the ordinary course of their respective investment activities and as contemplated by their organizational documents. Dillon Read acquired the 335,233 Agency Shares (including 31,618 options) owned of record by it pursuant to powers of attorney executed by the individuals listed on Exhibit E hereto.

            By reason of Dillon Read's relationship with the Funds (see Item 2), Dillon Read may be in a position to influence whether the Company engages in certain corporate transactions, including those transactions enumerated under paragraphs (a) through (j) of Item 4 of
Schedule 13D.


----------

1    Does not include options to purchase shares of Common Stock.

            Except as described in this Statement, as of the date hereof, the Reporting Persons have not formulated any specific plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company; (c) a sale or transfer of a material amount of assets of the Company; (d) any change in the present board of directors or management of the Company, including any plans or proposals to change the number or term of directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter or bylaws or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Act"); or (j) any action similar to any of those enumerated above.

Item 5.  Interests in Securities of the Issuer

          (a) By reason of their  relationship  with  Dillon Read (see
Item 2), as of March 4, 1997, DR Holding and DRI may be deemed pursuant to Rule 13d-3 under the Act ("Rule 13d-3") to beneficially own 1,191,864 shares of Common Stock (including 57,061 options), representing 17.6% of the outstanding shares of Common Stock reported by the Company to be outstanding at December 31, 1996 (the
"Outstanding Shares"). DR Holding and DRI disclaim beneficial ownership of all shares of Common Stock held by Dillon Read and the Funds.

          By reason of Dillon Read's  relationship with the Funds (see
Item 2), as of March 4, 1997, Dillon Read may be deemed pursuant to Rule 13d-3 to beneficially own 1,191,864 shares of Common Stock (including the 303,615 Agency Shares held by Dillon Read as agent for the persons listed on Exhibit E hereto and including 57,061 options), representing 17.6% of the Outstanding Shares.

          As of March 4,  1997,  Concord  beneficially  owns 19,114
shares of Common  Stock (represented by 19,114 options),  representing
 .3% of the Outstanding Shares. Concord II beneficially owns 646,994 shares of Common Stock, representing 9.6% of the Outstanding Shares. Concord Japan beneficially owns 127,839 shares of Common Stock, representing 1.9% of the Outstanding Shares. Lexington III beneficially owns 60,249 shares of Common Stock including 6,154 options to purchase shares of Common Stock, representing .9% of the Outstanding Shares. Lexington IV beneficially owns 2,435 shares of Common Stock including 175 options to purchase shares of Common Stock, representing .03% of the Outstanding Shares.

          In addition, as of March 4, 1997, DRI and the individuals named in Exhibit E hereto may be deemed to beneficially own the 335,233 Agency Shares including 31,618 options to purchase shares of Common Stock, representing 4.5% of the Outstanding Shares; however, pursuant to powers of attorney executed by each such individual in favor of Dillon Read, Dillon Read has been granted sole voting power and sole investment power with respect to the Agency Shares. Accordingly, each such person disclaims beneficial ownership of the Agency Shares held by Dillon Read for his economic benefit. The name of each such person and the number of Agency Shares and other shares of Common Stock and the percentage of the Outstanding Shares as to which each such person disclaims or affirms beneficial ownership are set forth in Exhibit E hereto, which is incorporated herein by reference.

          Pursuant to its partnership agreement, on November 27, 1996 and January 17, 1997, Concord distributed an aggregate of 152,527 shares of Common Stock and 15,473 shares of Common Stock, respectively, to its partners. On March 4, 1997, each of Concord II and Concord Japan exercised options to purchase shares of Common Stock, in the amount of 60,640 shares of Common Stock and 11,982 shares of Common Stock, respectively.

            Except as set forth herein, to the best knowledge of the Reporting Persons, none of the other persons identified in this filing currently owns, or has any right to acquire, any shares of the Common Stock.

            (b) As noted in Items 2 and 5(a), Dillon Read has the voting power and investment power with respect to the shares of Common Stock reported in this Statement as being beneficially owned by the Funds, and with respect to the Agency Shares. By reason of their relationship with one another, Dillon Read, DRI and DR Holding may be deemed to share voting and dispositive powers as to all of the shares of Common Stock reported in Item 5(a) that Dillon Read may be deemed to beneficially own; however, as noted above, DR Holding and DRI disclaim beneficial ownership of such shares.

            (c)   None.

            (d) To the best knowledge of the Reporting Persons, no person other than those identified in this Schedule has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported on this Schedule.

            (e)   Not applicable.

Item 6. Contracts, Arrangements, Understandings or Rela-tionships with Respect to Securities of the Issuer


          In connection with the issuance of options for the Common Stock, Exhibit H, Form of Stock Option Agreement (attached hereto and incorporated herein by reference) sets forth the arrangements between certain of the Reporting Persons and the Company with respect to such options.

Item 7.  Material to be Filed as Exhibits

      Exhibit A     -  Executive Officers and Directors of Dillon,
                        Read Holding Inc.

      Exhibit B     -  Executive Officers and Directors of Dillon,
                        Read Inc.

      Exhibit C     -  Executive Officers and Directors of Dillon,
                        Read & Co. Inc.

      Exhibit D     -  Executive Officers and Directors of Concord
                        Partners Japan Limited.

      Exhibit E     -  Ownership of Common Stock by Managing Direc-
                        tors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.

      Exhibit F     -  Joint Filing Agreement Pursuant to Rule
                        13d-1(f).

      Exhibit G     -  Form of Power of Attorney Executed by Persons
                        Listed in Exhibit E.

      Exhibit H     -  Form of Stock Option Agreement.

                                   SIGNATURES



      The undersigned certify that, after reasonable inquiry and to the best of their respective knowledge and belief, the information set forth in the Schedule 13D is true, complete and correct.


                                    DILLON, READ HOLDING INC.



                                       By:  /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    DILLON, READ INC.



                                       By:  /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Secretary


                                    DILLON, READ & CO. INC.



                                       By:  /s/ David W. Niemiec
                                        ----------------------------
                                        Name:   David W. Niemiec
                                        Title:  Vice Chairman


                                    LEXINGTON PARTNERS III, L.P.

                                    By:  Dillon, Read & Co. Inc.,
                                          its General Partner



                                       By:  /s/ David W. Niemiec
                                        --------------------------
                                        Managing Director


                                    LEXINGTON PARTNERS IV, L.P.

                                    By:  DRMC Inc.,
                                          its General Partner



                                       By:  /s/ David W. Niemiec
                                        -------------------------
                                        Chairman

                                   CONCORD PARTNERS, L.P.

                                   By:  Venture Associates, L.P.
                                        its General Partner


                                   By:  Dillon, Read & Co. Inc.,
                                          its General Partner



                                       By:  /s/ Peter A. Leidel
                                        --------------------------
                                        Sr. Vice President



                                    CONCORD PARTNERS II, L.P.

                                    By:  Venture Associates II, L.P.,
                                          its General Partner

                                    By:  Dillon, Read Inc.,
                                          its General Partner



                                       By:  /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact

                                    CONCORD PARTNERS JAPAN LIMITED



                                       By:  /s/ Peter A. Leidel
                                        --------------------------
                                        Attorney-in-Fact





Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Chairman, Director and Managing
                              Director of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
          (c)  Title:         Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read &
                              Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Dillon, Read & Co. Inc.
          (b)  Address:       535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT A

  Executive Officers and Directors of Dillon, Read Holding Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a)  Name:          Internationale Nederlanden (U.S.)
                               Capital Corporation
          (b)  Address:       135 East 57th Street
                               New York, NY 10022
          (c)  Title:         Chairman

CITIZENSHIP:                  Dutch


NAME:                         Jan Hessel Lindenbergh

RESIDENCE OR                  ING Bank
BUSINESS ADDRESS:             De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                                 The Netherlands

PRINCIPAL OCCUPATION:

          (a)  Name:          ING Bank
          (b)  Address:       De Amsterdam Poort
                              1102 MG Amsterdam Zuiboost
                                 The Netherlands
          (c)  Title:         Director

CITIZENSHIP:                  HOLLAND

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                            Director of Dillon, Read
                                   & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary
                              of Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT B

      Executive Officers and Directors of Dillon, Read Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director of Dillon, Read
                                & Co. Inc.

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director of
                              Dillon, Read & Co. Inc.

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John P. Birkelund

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Chairman, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         David W. Niemiec

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Vice Chairman, Director, Managing
                              Director, Treasurer and Secretary

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Francois de Saint Phalle

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                   (c) Title: Vice Chairman, Director and Man-
                              aging Director

CITIZENSHIP:                  USA


NAME:                         Franklin W. Hobbs, IV

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
                 (c) Title: President, Chief Executive Officer,
                              Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Barbara T. Alexander

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Sharyar Aziz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Tamara A. Baum

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James H. Brandi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William S. Brenizer

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         James C. Brennan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John G. Brim

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Michael A. Cilia

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Frank V. Colombo

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Kenneth S. Crews

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         David M. Dickson, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Charles P. Durkin, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Blair W. Effron

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Raul P. Esquivel

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Peter M. Flanigan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Thomas J. Hartfield

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H.F. Haskell, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Anthony B. Helfet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             555 California Street, Suite 4950
                             San Francisco, CA 94104

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        555 California Street, Suite 4950
                             San Francisco, CA 94104
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William O. Hiltz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert H. Hotz

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         James W. Hunt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Peter H. Imhoff

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Yerger Johnstone

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK


NAME:                         Craig A.T. Jones

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             260 Franklin Street - 15th Floor
                                Boston, MA 02110

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        260 Franklin Street - 15th Floor
                                Boston, MA 02110
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenjiro Kawaguchi

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        Imperial Tower, 6th Floor
                              1-1-1 Uschisaiwai-cho
                              Chiyoda-ku
                              Tokyo, Japan
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  Japan


NAME:                         Patrick J. Landers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Bryan H. Lawrence

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         J. Richard Leaman, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R. Macek

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             120 Wall Street
                               New York, NY 10005

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        120 Wall Street
                               New York, NY 10005
          (c) Title:          Controller, Director and Managing
                              Director

CITIZENSHIP:                  USA


NAME:                         Daniel F. Marciano

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Cynthia R. Melcher

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Richard J. Milligan

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard H. Montague

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Robert Moulton-Ely

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         John H. Mullin, III

RESIDENCE OR                  Ridgeway Farm Inc.
BUSINESS ADDRESS:             Route 2
                              Box 380
                               Brookneal, VA 24528

PRINCIPAL OCCUPATION:

          (a) Name:           Ridgeway Farm Inc.
          (b) Address:        Route 2
                              Box 380
                               Brookneal, VA 24528
          (c) Title:          Shade Tree Farmer

CITIZENSHIP:                  USA


NAME:                         Christian L. Oberbeck

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Victor A. Pelson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         Robert A. Pilkington

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Thomas L. Piper, III

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Jerome H. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         William P. Powell

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Eric W. Roberts

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Kenneth M. Schmidt

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         H.C. Bowen Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Richard R.S. Smith

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Danforth H. Starr

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Jason D. Sweet

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        3950 Trammel Crow Lane
                                2001 Ross Avenue
                                Dallas, TX 75201
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         F. Davis Terry, Jr.

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Lorenzo D. Weisman

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, New York 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, New York 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  France


NAME:                         Edward B. Whitney

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         George A. Wiegers

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director

CITIZENSHIP:                  USA


NAME:                         John E. Wilson

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Robert A. Young

RESIDENCE OR                  Dillon, Read & Co. Inc.
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Dillon, Read & Co. Inc.
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Director and Managing Director

CITIZENSHIP:                  USA


NAME:                         Simon A. Borrows

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Leendert C. Grijns

RESIDENCE OR                  Internationale Nederlanden (U.S.)
BUSINESS ADDRESS:             Capital Corporation
                              135 East 57th Street
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Internationale Nederlanden (U.S.)
                               Capital Corporation
          (b) Address:        135 East 57th Street
                               New York, NY 10022
          (c) Title:          Chairman

CITIZENSHIP:                  Dutch


NAME:                         James R.C. Lupton

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             60 London Wall
                                 London EC2M 5TQ
                              United Kingdom

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        60 London Wall
                                 London EC2M 5TQ
                              United Kingdom
          (c) Title:          Executive Director

CITIZENSHIP:                  UK

                          SCHEDULE 13D

                            EXHIBIT C

   Executive Officers and Directors of Dillon, Read & Co. Inc.


NAME:                         Michael D.G. Ross

RESIDENCE OR                  Baring Brothers International
                              Limited
BUSINESS ADDRESS:             535 Madison Avenue
                               New York, NY 10022

PRINCIPAL OCCUPATION:

          (a) Name:           Baring Brothers International
                              Limited
          (b) Address:        535 Madison Avenue
                               New York, NY 10022
          (c) Title:          Managing Director

CITIZENSHIP:                  UK

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                         Heiichi Hamaoka

RESIDENCE OR                  Nissan Motor Co., Ltd.
BUSINESS ADDRESS:             6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nissan Motor Co., Ltd.
          (b) Address:        6-17-1, Ginza, Chuo-Ku
                              Tokyo, Japan
          (c) Title:          Managing Director,
                             Nissan Motor Co., Ltd.

CITIZENSHIP:                  Japan


NAME:                         Gentaro Kawase

RESIDENCE OR                  Nippon Life Insurance Company
BUSINESS ADDRESS:             3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan

PRINCIPAL OCCUPATION:

          (a) Name:           Nippon Life Insurance Company
          (b) Address:        3-5-12, Imabashi, Chuo-ku
                              Osaka, Japan
          (c) Title:          Chairman, Nippon Life Insurance
                              Company

CITIZENSHIP:                  Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited


NAME:                               Takashi Imai

RESIDENCE OR                        Nippon Steel Corporation
BUSINESS ADDRESS:                   2-6-3, Otemachi, Chiyoda-ku
                                  Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Nippon Steel Corporation
            (b) Address:            2-6-3, Otemachi, Chiyoda-ku
                                  Tokyo, Japan
            (c) Title:              Representative Director and Exec-
                                    utive Vice President, Nippon
                                    Steel Corporation

CITIZENSHIP:                        Japan


NAME:                               Yoh Kurosawa

RESIDENCE OR                        The Industrial Bank of Japan, Ltd.
BUSINESS ADDRESS:                   1-3-3, Marunouchi, Chiyoda-ku
                                  Tokyo, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               The Industrial Bank of Japan, Ltd.
            (b) Address:            1-3-3, Marunouchi, Chiyoda-ku
                                  Tokyo, Japan
            (c) Title:              President, The Industrial Bank of
                                   Japan, Ltd.

CITIZENSHIP:                        Japan

                             SCHEDULE 13D

                               EXHIBIT D

                  Executive Officers and Directors of
                    Concord Partners Japan Limited

NAME:                               Kenjiro Kawaguchi

RESIDENCE OR                        Dillon, Read & Co. Inc.
BUSINESS ADDRESS:                   Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan

PRINCIPAL OCCUPATION:

            (a) Name:               Dillon, Read & Co. Inc.
            (b) Address:            Imperial Tower
                                    6th Floor
                                    1-1-1 Uschisaiwai-Cho
                                    Chiyoda-Ku
                                    Toyko, Japan
            (c) Title:              Director and Managing Director

CITIZENSHIP:                        Japan


NAME:                               Amerex S.A.

RESIDENCE OR                        Coutts & Company (Bahamas) Ltd.
BUSINESS ADDRESS:                   West Bay Street
                                    Nassau, Bahamas

PRINCIPAL OCCUPATION:

            (a) Name:               Coutts & Company (Bahamas) Ltd.
            (b) Address:            West Bay Street
                                    Nassau, Bahamas
            (c) Title:              Supervisor of Company Services and
                                    Secretary of Coutts & Company
                                    (Bahamas) Ltd.

CITIZENSHIP:                        Bahamas

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                     CHARLES A. BALLARD
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                DISCLAIMED:                     5,870 (includes 569 options)
     AMOUNT AND SOURCE
                OF FUNDS:                       $5,848.82

     PERCENTAGE OF
     OUTSTANDING COMMON
                STOCK:                          .09%


                      NAME:                     JOHN P. BIRKELUND
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                DISCLAIMED:                     39,579 (includes 3,736 options)
     AMOUNT AND SOURCE
                  OF FUNDS:                     $96,990.16

     PERCENTAGE OF
     OUTSTANDING COMMON
                     STOCK:                     .6%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co. Inc.


                      NAME:                     J. ROBERT BURTON, III
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                DISCLAIMED:                     2,387 (includes 228 options)
     AMOUNT AND SOURCE
                OF FUNDS:                       $2,448.38

     PERCENTAGE OF
     OUTSTANDING COMMON
                STOCK:                          .03%


                      NAME:                     JAMES P. CONNELLY
     NUMBER OF SHARES
     BENEFICIAL OWNERSHIP
                DISCLAIMED:                     697 (includes 47 options)
     AMOUNT AND SOURCE
                  OF FUNDS:                     $2,576.55

     PERCENTAGE OF
     OUTSTANDING COMMON
                     STOCK:                     .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                    DOUGLAS A. DARBY
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            5,424 (includes 517 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $13,512.39

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .08%


                      NAME:                    SALLY DEAN
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            2,379 (includes 228 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $2,425.62

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .03%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   PETER M. FLANIGAN
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           28,178 (includes 2,687 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $48,781.40

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .4%


                      NAME:                   FELICE GELMAN
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           488 (includes 47 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $2,087.17

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .007%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   HARRY HAGERTY
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           684 (includes 70 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $1,498.53

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .01%


                      NAME:                   JOHN H.F. HASKELL, JR.
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           36,730 (includes 3,505 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $85,382.75

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .5%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                     E. TERRI HERMAN(1)
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:             368 (includes 23 options)
           AMOUNT AND SOURCE
                          OF FUNDS:             $1,396.40

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:                .005%


                      NAME:                     FRANKLIN W. HOBBS, IV
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:             30,455 (includes 2,803 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                  $56,986.04

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:                .4%

----------

1 In addition, Ms. Herman owns 1,000 shares which were purchased in the open market as follows: 500 on 10/14/96 at $11.375 per share and 500 on 10/30/96 at $10.250 per share.

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   ROBERT H. HOTZ
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           1,260 (includes 116 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $5,340.13

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .02%


                      NAME:                   PETER H. IMHOFF
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           8,353 (includes 853 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $7,500

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .1%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                  CRAIG A.T. JONES
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:          12,671 (includes 1,141 options)
           AMOUNT AND SOURCE
                     OF FUNDS:               $18,248.65

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:             .2%


                      NAME:                  W. HOWARD KEENAN, JR.
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:          5,819 (includes 548 options)
           AMOUNT AND SOURCE
                     OF FUNDS:               $9,274.77

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:             .09%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   PETER A. LEIDEL(2)
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           1,839 (includes 116 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $6,972.91

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .03%


                      NAME:                   NATHAN LEIGHT
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           1,221 (includes 116 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $5,230.15

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .02%

----------

2 In addition, Mr. Leidel owns 1,000 shares which he purchased in the open market on January 3, 1997 at a price of $9.125 per share. Mr. Leidel also received 935 shares as a result of Concord Partners distribution on January 17, 1997 by Venture Associates to its General Partners.

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                    RICHARD H. MONTAGUE
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            1,291 (includes 116 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $5,427.55

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .02%


                      NAME:                    ROBERT MOULTON-ELY
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            1,002 (includes 93 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $4,253.93

           PERCENTAGE OF
           OUTSTANDING COMMON
                         STOCK:               .01%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                    JOHN J. MURABITO
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            367 (includes 35 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $1,570.06

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .005%


                      NAME:                    DAVID W. NIEMIEC(3)
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            35,018 (includes 3,270 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $76,989.51

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .5%

--------------

3 In addition, on October 24, 1996, Mr. Niemiec purchased 400 shares in the open market at $10.375 per share, which shares are for the benefit of the children of Mr. Niemiec and registered under the Uniform Gifts to Minors Act of New York. The beneficial ownership of such shares is disclaimed by Mr. Niemiec. An aggregate of 4,000 shares, purchased in the open market on November 4, 1996, November 5, 1996 and November 7, 1996 for the benefit of the children of Mr. Niemiec and are registered in the name of Melanie Niemiec, the wife of David W. Niemiec, as trustee. The beneficial ownership of such sharesis disclaimed by Mr. Niemiec.

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                    JAMES F. REILLY
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            1,140 (includes 116 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $5,001.73

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .02%


                      NAME:                    BRET E. RUSSELL
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:            5,720 (includes 569 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                 $5,425.82

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:               .08%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.


                      NAME:                  KENNETH M. SCHMIDT
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:          24,778 (includes 2,454 options)
           AMOUNT AND SOURCE
                     OF FUNDS:               $35,622.38

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:             .4%


                      NAME:                  H.C. BOWEN SMITH
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:          22,111 (includes 2,105 options)
           AMOUNT AND SOURCE
                     OF FUNDS:               $22,746.92

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:             .3%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                     MICHAEL I. SOMERS
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:             11,929 (includes 1,137 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                  $12,233.44

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:                .2%


                      NAME:                     F. DAVIS TERRY, JR.
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:             2,460 (includes 232 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                  $10,507.61

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:                .04%

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   WAYNE THORNBROUGH
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           6,107 (includes 582 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $26,147.30

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .09%


                      NAME:                   GEORGE H. WEILER, III(4)
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           1,103 (includes 70 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $4,180.11

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .02%


----------------

4 In addition, Mr. Weiler owns 1,000 shares which he purchased in the open market on December 23, 1996 at a price of $9.375 per share.

                                  SCHEDULE 13D

                                    EXHIBIT E


Ownership of Common Stock by Managing Directors, Former Managing Directors, Officers and Former Officers of Dillon, Read & Co., Inc.



                      NAME:                   GEORGE A. WIEGERS
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           28,176 (includes 2,571 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $44,988.85

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .4%


                      NAME:                   RICHARD C. YANCEY
           NUMBER OF SHARES
           BENEFICIAL OWNERSHIP
                        DISCLAIMED:           9,629 (includes 918 options)
           AMOUNT AND SOURCE
                     OF FUNDS:                $21,803.72

           PERCENTAGE OF
           OUTSTANDING COMMON
                          STOCK:              .1%

                          SCHEDULE 13D

                            EXHIBIT F


                     Joint Filing Agreement
                    Pursuant to Rule 13d-1(f)


          The undersigned hereby agree, pursuant to Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, that the annexed Statement on Schedule 13D and all amendments thereto shall be filed on behalf of each of them.

                            DILLON, READ HOLDING INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman



                                DILLON, READ INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                Title: Secretary



                             DILLON, READ & CO. INC.



                             By: /s/ David W. Niemiec
                                 -----------------------------
                                 Name:   David W. Niemiec
                                 Title:  Vice Chairman


                             LEXINGTON PARTNERS III, L.P.

                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner


                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                Managing Director


                           LEXINGTON PARTNERS IV, L.P.

                             By:  DRMC Inc.,
                                  its General Partner



                             By:  /s/ David W. Niemiec
                                  ------------------------------
                                    Chairman

                            CONCORD PARTNERS, L.P.


                             By:  Venture Associates, L.P.
                                  its General Partner


                             By:  Dillon, Read & Co. Inc.,
                                  its General Partner


                             By: /s/ Peter A. Leidel
                                 ----------------------------
                                 Sr. Vice President


                            CONCORD PARTNERS II, L.P.


                             By:  Venture Associates II, L.P.,
                                  its General Partner

                             By: Dillon, Read Inc.,
                                  its General Partner



                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                Attorney-in-Fact


                             CONCORD PARTNERS JAPAN LIMITED


                             By:  /s/ Peter A. Leidel
                                  ------------------------------
                                Attorney-in-Fact





Dated:  April 3, 1997

                          SCHEDULE 13D

                            EXHIBIT G

                        Power of Attorney


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Dillon, Read & Co. Inc. ("Dillon Read"), acting through any of its duly authorized officers, the true and lawful agent and attorney-in-fact of the undersigned with respect to all matters arising in connection with the under-signed's accepting, holding and disposing of investment opportunities that may be presented by Dillon Read to the undersigned from time to time, including but not limited to (i) investments in companies in which Concord Partners, a New York limited partnership, Concord Partners II, a Delaware limited partnership, Saratoga Partners, a Delaware limited partnership, Saratoga Partners II, a Delaware limited partnership, Yorktown Energy Partners, a Delaware limited partnership, The Second Charterhouse Buy-Out Fund, a Delaware limited partnership, France Capital Developpement, a fund organized under the laws of France, or The Sudimer Buy-Out Fund N.V., a Netherlands Antilles corporation, or any similar investment fund is also an investor, and (ii) investments directly in Dillon, Read Industrial Development Capital Fund, a
limited partnership established under the laws of England, The Portugal Property Fund, a Netherlands Antilles corporation, or any similar investment fund (each such investment being referred to herein as an "Investment"). Such appointment shall become effective with respect to any Investment upon written notification by the undersigned to Dillon Read that the undersigned wishes to accept such Investment. Without limiting the foregoing, Dillon Read shall have full power and authority: (A) to execute and deliver or otherwise make for and on behalf of the undersigned in such form as Dillon Read may, from time to time, approve, (i) a purchase agreement relating to each
Investment, (ii) any amendments to or waivers regarding any such purchase agreement, and (iii) any other agreements or certificates in connection with such Investment; (B) to vote or otherwise act with respect to any securities acquired in an Investment in its sole discretion; and (C) to dispose, on behalf of the undersigned, at any time or from time to time, of all or any specified portion of any Investment, without any prior notification to the undersigned, and in connection therewith to execute and deliver or otherwise make for or on behalf of the undersigned in such form as Dillon Read may approve, and at such time and under such circumstances as Dillon Read may decide, (i) a sales agreement relating to such Investment, and (ii) any other agreements or certificates in connection with the sale of such Investment; in each case, unless and until the undersigned becomes the record holder of such securities, and Dillon Read shall have the sole and exclusive authority to determine when to transfer the record ownership of an Investment to the undersigned (in which case this power of attorney (other than the next two succeeding paragraphs) shall cease with respect to such Investment).

          Dillon Read's approval of the form of any document or certificate shall be conclusively evidenced by Dillon Read's execution thereof.

          The undersigned hereby ratifies and confirms all that said agent and attorney-in-fact may do by virtue hereof. The undersigned also hereby ratifies, confirms and adopts all actions taken prior to this date by Dillon Read on the undersigned's behalf in connection with any Investment in which the undersigned has participated and hereby irrevocably releases Dillon Read and any of its affiliates from any present or future claims, losses or liability in connection with the power of attorney granted hereby, any Investment or any act or omission by Dillon Read in connection therewith.

          This appointment shall be irrevocable with respect to any Investment once the purchase agreement for such Investment has been executed and delivered on behalf of the undersigned pursuant hereto or otherwise.

          This power of attorney and any action taken hereunder by Dillon Read shall not be affected by the subsequent disability, incompetence or death of the undersigned and any such action shall be binding upon the heirs, executors, legal representatives and assigns of the undersigned.



------------------------           -----------------------------
(Date)                             (Signature)




------------------------           -----------------------------
(Place of Execution)               (Print Name)

                                  SCHEDULE 13D

                                    EXHIBIT H

                         FORM OF STOCK OPTION AGREEMENT


          AGREEMENT dated November 1, 1995 between CORNELL CORRECTIONS, INC., a Delaware corporation (the "Company") and [Investor] ("Holder").

          1. Subject to the terms and conditions set forth below, the Company, for value received, hereby grants to Holder stock options (the "Options") to
purchase a total of [     ] shares of the Class B Common Stock"), at a price of
$2.00 per share (the "Exercise Price"). The Options will be exercisable in whole or in part at any time on or before October 31, 2002 (the "Expiration Price"). The Options will be exercisable in whole or in part at any time on or before October 31, 2002 (the "Expiration Date"). Any Options not exercised on or before the Expiration Date shall terminate and be of no value.

          2. Prior to the Expiration Date, Holder may exercise Options by delivering to the Company, from time to time, a written notice specifying the number of Options which Holder then desires to exercise together with cash or a certified check to the order of the Company for an amount in United States dollars equal to the Exercise Price multiplied by the number of shares being purchased pursuant to the exercise of the Option. Upon receipt of such funds, and in no event later than ten days after the effective date of such written notice (as determined in accordance with Section 11 hereof), the Company will issue and deliver to Holder a certificate representing those shares of Class B Common
Stock upon exercise of the Options (the "shares"). Such certificate shall bear a legend substantially similar to the legend set forth in
Section 10 hereof.

          3. The Company covenants that (a) from the date hereof until the Expiration Date, it will at all times have authorized, and keep reserved and available, for the purpose of enable it to satisfy its obligation to issue the Shares upon exercise of the Options, the number of Shares deliverable upon exercise of all of the Options and
(b) the Shares will, upon issuance in accordance with the terms of this Agreement, be duly authorized, fully paid and non-assessable.

          4. The Options are not transferable by Holder other than (i) to its affiliates or its successor by operation of law or (ii) to Charterhouse Equity Partners II, L.P., and are exercisable only by Holder or its permitted transferees. Except as expressly permitted above, no assignment or transfer of the Options or of the rights represented thereby whether voluntary or involuntary, by operation of law or otherwise, shall best in the assignee or transferee any interest or right therein whatsoever, but immediately upon any such assignment or transfer the Options so assigned or transferred shall terminate and become of no further effect.

          5. Holder, as holder of the Options, shall not be deemed to be a stockholder of the Company and shall not have the rights of a stockholder of the Company, including, without limitation, the right to vote or to receive dividends, until the Options are exercised.

          6. The existence of the Options granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Class B. Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

          7. The Shares are shares of Class B Common Stock of the Company as presently constituted, but if, and whenever, prior to the issuance and delivery by the company of all of the Shares with respect to which Options are granted, the Company shall effect a subdivision or consolidation of shares or other capital adjustment, the payment of a stock dividend, or other issuance of shares of the Class B. Common Stock, then the aggregate number of shares which may be purchased pursuant to the Options and the Exercise Price shall be proportionally adjusted. Notwithstanding the foregoing, no adjustment shall be made upon the issuance of new shares of Class B Common Stock for fair consideration.

          8. In the event the Company shall at any time prior to the Expiration Date merge with or into, consolidate with or sell or otherwise transfer all or substantially all of its assets to another entity (a "Business Combination") then the options shall entitle Holder to receive upon exercise, in lieu of shares of Class B Common Stock, the consideration which a holder of the number of shares of the Class B Common Stock subject to the Options would have been entitled to receive pursuant to the Business Combination.

          9. Holder represents and warrants that it is acquiring the Options and will acquire the Shares, for its own accounts, for investment with no present intention of selling or otherwise distributing the same. Holder hereby acknowledges its understanding that the Options and Shares are not being registered under the Securities Act of 1933, as amended ("Act"), on the ground that the issuance and sale of the Options and the Shares to Holder are exempt under Section 4(2) of the Act as not involving a public offering. Holder further acknowledges its understanding that the Company's reliance on such exemption is, in part, based upon the foregoing intention of Holder and that the statutory basis for such exemption would not be present if, notwithstanding such representation and warrant, Holder were acquiring the Options and the Shares for resale on the occurrence or nonoccurrence of some predetermined event Holder hereby acknowledges that (i) the Shares may be sold by Holder only (a) pursuant to an effective registration statement under the Act filed by the Company with the Securities and Exchange Commission (the "Commission") relating to such sale or (b) in a transaction which is otherwise exempt from registration under the Act and (ii) the Company will be under no obligation to file such registration statement with the Commission.

          10. All certificates representing Shares to be issued pursuant to the terms of this Agreement shall bear a legend in substantially the following form:

                  "The shares represented by this Certificate have not been registered under the Securities

                   Act of 1933, as amended. The shares have been acquired for investment and may not be offered for sale, sold, or otherwise distributed within the meaning of said Act in the absence of an effective registration statement for the shares under said Act or an opinion of counsel to the Corporation that registration is not required thereunder."


          11. Any notice required hereunder shall be in writing and delivered by hand or sent by registered or certified mail, addressed to the other party hereto at its address set forth below:

          If to the Company:             Cornell Corrections, Inc.
                                         4801 Woodway - Suite 400W
                                         Houston, TX  77056; and

          If to Holder:                  Concord Partners II, L.P.
                                         c/o Dillon Read & Co., Inc.
                                         535 Madison Avenue
                                         New York, NY  10022


Any such notice shall become effective (a) when mailed, three days after having been deposited in the mails, postage prepaid, and (b) in the case of delivery by hand, upon delivery.

          12. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto and represents their entire understanding and agreement with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this

Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

          13. Any waiver or any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach by any party hereto.

          14. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          15. This Agreement is not assignable without the consent of each party hereto except that Holder may assign this Agreement to an affiliate or to its successor by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

          16. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          17. This Agreement has been executed and delivered in, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to contracts made and performed therein, without giving effect to the choice of law principles thereof.

          18. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                        CORNELL CORRECTIONS, INC.



                                        By:
                                           --------------------------


                                        [Investor]



                                        By:
                                           --------------------------